Exhibit (a)(1)(iv)

U.S. Offer to Purchase for Cash
up to 194,651,345 outstanding Class B Shares
(including Class B Shares represented by American Depositary Shares, each American Depositary Share representing rights to five Class B Shares)
of
TRANSPORTADORA DE GAS DEL SUR S.A.
at
Ps. 18.39 per Class B Share (payable in U.S. dollars) (ISIN ARP9308R1039)
and
Ps. 91.95 per American Depositary Share (payable in U.S. dollars) (CUSIP 893870204)
by
GRUPO INVERSOR PETROQUÍMICA S.L.,
WST S.A.
and
PCT LLC

Pursuant to the U.S. Offer to Purchase dated December 30, 2016

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:00 A.M., NEW YORK CITY TIME (THE “EXPIRATION TIME”) ON JANUARY 31, 2017 (THE “EXPIRATION DATE”), AS MAY BE EXTENDED.

December 30, 2016

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Enclosed is an offer to purchase, dated December 30, 2016 (the “U.S. Offer to Purchase”), the related Form of Acceptance and letter of transmittal (the “Letter of Transmittal” and together with the U.S. Offer to Purchase, as amended or supplemented from time to time, the “Offer Documents”), and other related documents in connection with the offer by Grupo Inversor Petroquímica S.L., a limited company organized under the laws of Spain, WST S.A., a corporation organized under the laws of Argentina and PCT LLC, a limited liability company organized under the laws of the State of Delaware, United States of America (collectively the “Offerors”), to purchase up to a total of 194,651,345 outstanding Class B shares of common stock, one peso (Ps. 1.00) nominal amount each per share (the “Class B Shares”), held by U.S. holders (within the meaning of Rule 14d-1(d) under the Securities Exchange Act of 1934, as amended), including Class B Shares represented by American Depositary Shares (each American Depositary Share representing rights to five (5) Class B Shares) (the “ADSs” and, together with the Class B Shares, the “Securities”), which represent twenty-four and one-half percent (24.5%) of the capital stock of Transportadora de Gas del Sur S.A., a corporation organized under the laws of Argentina (“TGS”), other than those held by the Offerors or their affiliates, in cash at a price of Ps. 18.39 per Class B Share (payable in U.S. dollars) and Ps. 91.95 per ADS (payable in U.S. dollars) (together, the “Offer Price”), in each case based on the Ps./U.S. dollar selling exchange rate reported by Banco de la Nación Argentina at the close of business on the Argentine Business Day (as defined in the U.S. Offer to Purchase) prior to the Expiration Date, as may be extended, in each case without interest thereon, net of (i) any applicable brokerage fees or commissions and (ii) applicable withholding taxes, including Argentine capital gains tax, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase and the related documents (which, together with any amendments or supplements thereto, collectively constitute the “U.S. Offer”). U.S. holders tendering their Class B Shares and U.S. holders or non-U.S. holders tendering ADSs in the U.S. Offer will receive payment in U.S. dollars. U.S. holders can tender either Class B Shares or ADSs in the U.S. Offer and non-U.S. holders can only tender ADSs in the U.S. Offer. The U.S. Offer is being made in conjunction with an offer by the Offerors in Argentina for up to a total of 194,651,345 outstanding Class B Shares (but not ADSs) (whether or not held by U.S. holders) (the “Argentine Offer”, and together with the U.S. Offer, the “Offers”), which represent twenty-four and one-half percent (24.5%) of the capital stock of TGS. The offer price in the Argentine Offer is Ps. 18.39 per Class B Share, payable in Argentine pesos under the terms described in the prospectus for the Argentine Offer. In no event will the Offerors purchase more than 194,651,345 Class B Shares (including Class B Shares represented by ADSs) in total in the Offers. If more than 194,651,345 Class B Shares (including Class B Shares represented by ADSs) are tendered in the Offers, Class B Shares and ADSs properly and timely tendered in the Offers and, in the case of tenders in the U.S. Offer, not properly withdrawn, may be subject to proration as described in “THE TENDER OFFER—Section 1. Terms of the U.S. Offer and Expiration Date” in the U.S. Offer to Purchase. Non-U.S. holders will not be permitted to tender their Class B Shares

(including Class B Shares withdrawn from ADSs) in the U.S. Offer and instead must tender into the Argentine Offer. ADSs (whether or not held by U.S. holders) may only be tendered in the U.S. Offer. The Offerors do not intend to change the Offer Price and, while the Offers are open, will not purchase or make any arrangements to purchase Securities other than pursuant to the Offers.

All terms not otherwise defined herein have the meaning set forth in the U.S. Offer to Purchase. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold ADSs in your name or in the name of your nominee.

The U.S. Offer is not conditioned on any minimum number of Securities being tendered. However, the U.S. Offer is subject to other Conditions. See “THE TENDER OFFER—Section 13. Conditions of the U.S. Offer” in the U.S. Offer to Purchase.

For your information, and for forwarding to those clients for which you hold Class B Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The U.S. Offer to Purchase;
2. A printed form of letter that may be sent to clients for whose account you hold Class B Shares registered in your name or in the name of a nominee, with space provided for obtaining such client’s instructions with regard to the U.S. Offer; and
3. The Form of Acceptance to be used by holders of Class B Shares in accepting the U.S. Offer.

ADSs cannot be tendered by means of the enclosed U.S. Form of Acceptance (which is exclusively for use in respect of Class B Shares).

For your information, and for forwarding to those clients for which you hold ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The U.S. Offer to Purchase;
2. The Letter of Transmittal (to be used for guidance by clients for whose account you hold ADSs registered in your name or in the name of a nominee); and
3. A printed form of letter that may be sent to clients for whose account you hold ADSs registered in your name or in the name of a nominee, with an Instruction Form attached for obtaining such clients’ instructions with regard to the U.S. Offer.

The enclosed Letter of Transmittal cannot be used to tender Class B Shares, except insofar as rights to Class B Shares are represented by ADSs, on behalf of clients for whose account you hold ADSs registered in your name or in the name of a nominee.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

Please note the following for holders of Class B Shares:

1. Any U.S. holder desiring to accept the U.S. Offer in respect of all or any portion of the held Class B Shares, should complete Boxes 1 and 3 and, if appropriate, Box 4 and sign Box 2 of the U.S. Form of Acceptance in accordance with the instructions printed thereon. An accepting holder of Class B Shares should then submit the U.S. Form of Acceptance, together with a certificate issued by the Caja de Valores evidencing the transfer of the tendered Class B Shares to the U.S. Tendered Class B Shares Account, to Computershare Trust Company, N.A., as “U.S. Receiving Agent”, by hand delivery at the address shown on the back cover of the U.S. Offer to Purchase during normal business hours no later than the Expiration Time on the Expiration Date, as may be extended. See “THE TENDER OFFER—Section 3. Procedures for Participating in the U.S. Offer—Holders of Class B Shares” in the U.S. Offer to Purchase.

2. After purchase by the Offerors of the Class B Shares tendered through the Argentine Custodian and receipt by the U.S. Receiving Agent of payment of the consideration for those Class B Shares, the U.S. Receiving Agent will pay to the applicable U.S. holders of Class B Shares the Offer Price, settled in U.S. dollars, in cash, without interest thereon, net of (i) any applicable brokerage fees or commissions and (ii) applicable withholding taxes, including Argentine capital gains tax, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase. (See “THE TENDER OFFER—Section 11. Fees and Expenses” and “THE TENDER OFFER—Section 6. Certain U.S.

Federal Income and Argentine Tax Consequences” in the U.S. Offer to Purchase). Payment for Class B Shares will be made by deposit of the Offer Price, without interest thereon, net of (i) any applicable brokerage fees or commissions and (ii) applicable withholding taxes, including Argentine capital gains tax, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase, in U.S. dollars with the U.S. Receiving Agent and subsequent payment to tendering holders through the U.S. Receiving Agent by a check to be mailed to the address indicated.

3. U.S. federal income tax backup withholding at a rate of twenty-eight percent (28%) may be required, unless the required taxpayer identification information is provided.

Please note the following for holders of ADSs:

1. In order to participate in the U.S. Offer, holders of ADSs may tender their ADSs through the U.S. Receiving Agent, in accordance with the instructions set forth in the Offer Documents. As an alternative to participating in the U.S. Offer through the U.S. Receiving Agent, an ADS holder that is a U.S. holder may also surrender its ADSs to The Bank of New York Mellon, as ADS depositary, withdraw the Class B Shares the rights to which underlie the ADSs from the ADS program and participate directly in (i) the U.S. Offer as a holder of Class B Shares, if a U.S. holder, or (ii) the Argentine Offer as a holder of Class B Shares, in either case allowing sufficient time to complete all necessary steps and make all required arrangements. See “THE TENDER OFFER—Section 3. Procedures for Participating in the U.S. Offer—Holders of Class B Shares” in the U.S. Offer to Purchase.

2. After purchase by the Offerors of the ADSs tendered through the U.S. Receiving Agent and receipt by the U.S. Receiving Agent of payment of the consideration for those ADSs, the U.S. Receiving Agent will pay to the applicable holders of ADSs the Offer Price in cash, settled in U.S. dollars, in each case without interest thereon, net of (i) any applicable brokerage fees or commissions and (ii) applicable withholding taxes, including Argentine capital gains tax, upon the terms and subject to the conditions set forth in the U.S. Offer. (See “THE TENDER OFFER—Section 11. Fees and Expenses” and “THE TENDER OFFER—Section 6. Certain U.S. Federal Income and Argentine Tax Consequences” in the U.S. Offer to Purchase). ADS holders will receive the Offer Price for ADSs purchased in the U.S. Offer by means of delivery of funds to the account indicated or, in the case of ADSs held through The Depository Trust Company (“DTC”), by means of delivery of funds to the account maintained at DTC by the tendering participant.

3. U.S. federal income tax backup withholding at a rate of twenty-eight percent (28%) may be required, unless the required taxpayer identification information is provided. See Instruction 12 of the Letter of Transmittal.

4. Any holder of ADSs that wishes to tender ADSs through the U.S. Receiving Agent must do so no later than the Expiration Time on the Expiration Date, as may be extended. See “THE TENDER OFFER—Section 3. Procedures for Participating in the U.S. Offer—Holders of ADSs” in the U.S. Offer to Purchase.

5. In order to participate in the U.S. Offer through the U.S. Receiving Agent, the following must be delivered to the U.S. Receiving Agent on or prior to the Expiration Time on the Expiration Date, as may be extended: (a) American Depositary Receipts (“ADRs”) evidencing the tendered ADSs and the enclosed Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or (b) in the case of a book-entry transfer through DTC, an Agent’s Message (as defined in the Letter of Transmittal), in each case together with any other documents required by the U.S. Receiving Agent and in accordance with the instructions set forth in the Letter of Transmittal.

The Offerors will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Class B Shares or ADSs pursuant to the U.S. Offer other than those fees and commissions described in “THE TENDER OFFER—Section 11. Fees and Expenses” in the U.S. Offer to Purchase. In addition, the Offerors will not pay any transfer taxes payable either on the transfer of Class B Shares or on the transfer of ADSs which represent the rights to Class B Shares to them. See Instruction 6 to the Letter of Transmittal. The Offerors will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

Any inquiries you may have with respect to the U.S. Offer and requests for copies of the enclosed materials should be addressed to Innisfree M&A Incorporated, the U.S. Information Agent for the U.S. Offer, at the addresses and telephone numbers set forth on the back cover page of the U.S. Offer to Purchase.

Very truly yours,

Grupo Inversor Petroquímica S.L.
WST S.A.
PCT LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU, OR ANY OTHER PERSON, THE AGENT OF THE OFFERORS, TGS, THE U.S. RECEIVING AGENT, THE U.S. INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU, OR ANY OTHER PERSON, TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE U.S. OFFER, OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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